Exhibit 99.1

American Software Reports Preliminary Second Quarter of Fiscal Year 2015 Results

ATLANTA--(BUSINESS WIRE)--December 3, 2014--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter of fiscal 2015. The Company has delivered 55 consecutive quarters of profitability.

Key second quarter financial metrics:

  Total revenues for the quarter ended October 31, 2014 were $24.6 million, a decrease of 9% over the comparable period last year.
  Software license fee revenues for the quarter ended October 31, 2014 were $3.0 million, a decrease of 51% compared to the same period last year.
  Services and other revenues for the quarter ended October 31, 2014 increased 1% to $11.8 million compared to $11.7 million for the same period last year.
  Maintenance revenues for the quarter ended October 31, 2014 were $9.8 million compared to $9.1 million, an increase of 8% over the same period last year.
  Operating earnings for the quarter ended October 31, 2014 were $1.4 million, a decrease of 74% compared to the same period last year.
  GAAP net earnings for the quarter ended October 31, 2014 were $1.2 million or $0.04 per fully diluted share, a decrease of 68% compared the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2014, which excludes stock-based compensation expense, amortization of acquisition-related intangibles and the net loss of MIDRetail, were $1.8 million or $0.06 per fully diluted share compared to $4.0 million or $0.14 per fully diluted share for the same period last year, which excluded stock-based compensation expense and amortization of acquisition-related intangibles.
  Adjusted EBITDA was $3.2 million for the quarter ended October 31, 2014 compared to $6.2 million for the quarter ended October 31, 2013. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

Key fiscal 2015 year to date financial highlights:

  Total revenues for the six months ended October 31, 2014 were $49.4 million, a 2% decrease over the comparable period last year.
  Software license fees for the six-month period were $7.4 million, a 22% decrease compared to the same period last year.
  Services and other revenues were $22.8 million compared to $22.9 million the same period last year.
  Maintenance revenues were $19.3 million, a 7% increase over the comparable period last year.
  For the six months ended October 31, 2014, the Company reported operating earnings of approximately $3.5 million, a 54% decrease over the same period last year.
  GAAP net earnings were approximately $2.7 million or $0.09 per fully diluted share for the six months ended October 31, 2014, a 49% decrease compared to $5.3 million or $0.19 per fully diluted share for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2014, which excludes stock-based compensation expense, amortization of acquisition-related intangibles and the net loss of MIDRetail, a recent acquisition, were $3.8 million or $0.13 per fully diluted share, compared to $5.9 million or $0.21 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses and acquisition-related amortization of intangibles.
  Adjusted EBITDA was $7.2 million for the six months ended October 31, 2014 compared to $9.9 million for the six months ended October 31, 2013. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

The Company is including EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $69.5 million as of October 31, 2014. During the second quarter of fiscal 2015, the Company repurchased 87,765 shares of its common stock for an average price of $8.89 per share for a total of approximately $780,000 under its authorized stock repurchase program and paid approximately $2.8 million in dividends. On November 20, 2014 we announced that our Board of Directors declared a quarterly dividend of $.10 per share payable to the Class A and Class B Common Shareholders of record at the close of business on February 6, 2015. The dividend will be paid on or about February 24, 2015.

“We started the second quarter with a backlog of sales opportunities that was expected to yield a number of new contracts and very positive license fee revenue results. However, a number of opportunities were delayed for a variety of reasons including extended capital approval cycles by our customers,” said Mike Edenfield, president and CEO of American Software. “The good news is that these well-qualified opportunities remain in our pipeline. Additionally, we have continued to grow our pipeline with new opportunities and expect to improve our closure rate; increasing the probability of ending our 2015 fiscal year with improved results over fiscal year 2014.”

“Our software solutions continue to be widely regarded for their industry-leading capabilities and ability to deploy quickly. And, we are pleased to report this quarter represents our 55th consecutive quarter of profitability which underscores the strength of our services and maintenance revenue contributions,” stated Edenfield. “Additionally, our sustained profitability and strong balance sheet have allowed the Company to continue to provide a tangible benefit to our shareholders with a quarterly dividend as well as a share repurchase program. On November 20, 2014, our Board of Directors authorized the Company's next quarterly dividend of $0.10 per common share which is payable on February 24, 2015 to shareholders of record at the close of business on February 6, 2015.”

“Our robust product portfolio, deep domain expertise, strong customer base and ability to deliver results for our customers combined with our continued financial strength provide a solid platform for growth when manufacturers and distributors regain their confidence in economic growth and resume their investments in applications that can deliver a competitive advantage,” continued Edenfield. “We are also gaining traction with our expansion into the retail sector and anticipate these effort will drive revenues and fuel incremental growth.”

Additional highlights for the second quarter of fiscal 2015 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the second quarter include: Bestseller, California Innovations, Hogla-Kimberly Marketing, Medline International Two Australia Pty, Plews & Edelmann, Screwfix and Unifirst Corp.
  During the quarter, software license agreements were signed with customers located in the following nine countries: Australia, Canada, Denmark, Israel, Mexico, Singapore, Sweden, the United Kingdom, and the United States.
  Logility Inc., a wholly-owned subsidiary of the Company, and the Timken Company led the educational session, “Forecast Alignment: Speaking a Common Language across the Organization,” at the CSCMP Annual Global Conference 2014. The well-attended session shared best practices and discussed why a common language, the flexibility to model financial and volumetric measures, and a comprehensive demand plan are critical to supply chain success.
  Caribou Coffee led the session “Supply Chain Success: More than Counting Beans” at the 2014 S&OP Innovation Summit. Caribou shared how its supply chain organization transformed its processes and deployed Logility Voyager Solutions™ to drive greater accuracy, responsiveness, and collaboration to support Caribou’s sales and operations planning (S&OP) process.
  Logility congratulated several customers on their selection to Supply Chain Insights’ first annual “15 Supply Chains to Admire.” The honor is based on a combination of demonstrated balance sheet improvements and the Supply Chain Insights Supply Chain Index, a methodology for evaluating supply chain performance based on four criteria: strength, balance, resiliency, and peer ranking.
  NGC Software, a wholly-owned subsidiary of the Company, announced Lucky Zone Design, a private label apparel manufacturer based in New York, is implementing NGC’s ERP XPress platform in a Software-as-a-Service (SaaS) model. Lucky Zone Design selected NGC ERP XPress to help manage Lucky Zone’s rapidly growing business and serve as a strategic platform for the future.
  During the quarter NGC Software announced A+ School & Career Apparel, a leading apparel company specializing in superior school uniforms, career apparel and image-wear, selected NGC’s fashion PLM software, as well as modules for Costing, CPSIA and Product Testing. A+ School & Career Apparel will deploy NGC’s software to help enhance collaboration and workflow management, and ensure the highest quality of product and level of service.
  Rocky Brands extended NGC Software’s PLM solution to its marketing and e-Commerce departments to provide one-stop shopping for all data related to a product, including detailed descriptions, SEO data elements, e-Commerce web copy, and marketing bullet points. In addition, NGC Software announced Rocky Brands also tapped the power and integration capabilities of NGC’s PLM to create an automated, real-time and fully integrated process for item setup and updates, which ensures immediate data availability and integrity across all systems.
  NGC Software announced that Watters Designs, Inc., an internationally acclaimed multi-label bridal apparel designer and manufacturer, has selected NGC’s PLM software. NGC’s PLM platform was chosen to help the company manage its recent product expansion and rapid growth. NGC’s PLM software will also help ensure that Watters Designs maintains its high standards of quality and design.
  Aalfs Uno, S.A. selected NGC Software’s Shop Floor Control platform for its denim and twill manufacturing plant in Nicaragua. The system optimizes on-time completions, evaluates plant workload, determines capacity needs, tracks employee performance, calculates complex incentive payroll, and more to help Aalfs Uno, S.A. improve its operations.

Company & Technology

  Logility sponsored the APICS 2014 Conference and Expo, one of the largest supply chain conferences dedicated to the education and development of supply chain and operations professionals. At the conference, Logility highlighted best practices and industry leading solutions to help companies manage the growing complexity of today’s global value chain networks.
  Logility highlighted the “Keys to Profitable Growth” at this year’s IBF Business Planning & Forecasting: Best Practices Conference. Attendees were provided a review of how their supply chains can help them profitably grow and keep ahead of their competition through the use of improved demand, inventory, and planning solutions and processes.
  Logility and Deloitte shared thought-leadership and proven techniques to “Removing Barriers to Inventory Optimization Success.” The webcast event was hosted by APICS, and outlined a simple three-step approach that helps remove the barriers to inventory optimization success and shows how leading supply chain organizations use powerful business process and technology enablers to achieve and sustain improved inventory performance.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features a performance monitoring architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); supply and inventory optimization; manufacturing planning and scheduling; retail merchandise planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Fender Musical Instruments, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Demand Management serves customers such as AutomationDirect.com, Campbell Hausfeld and Lonely Planet. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP and product testing software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Casual Male, Hugo Boss, Jos. A. Bank, FGL Group, Athletica, Marchon Eyewear, and Swatfame. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty, the timing and degree of business recovery, unpredictability and the irregular pattern of future revenues, dependence on particular market segments or customers, competitive pressures, delays, product liability and warranty claims and other risks associated with new product development, undetected software errors, market acceptance of the Company’s products, technological complexity, the challenges and risks associated with integration of acquired product lines, companies and services, as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2014	2013	Pct Chg.	2014	2013	Pct Chg.
Revenues:
License	$3,012	$6,192	(51%)	$7,380	$9,410	(22%)
Services & other	11,794	11,662	1%	22,786	22,890	0%
Maintenance	9,771	9,077	8%	19,268	17,949	7%
Total Revenues	24,577	26,931	(9%)	49,434	50,249	(2%)

Cost of Revenues:
License	1,763	1,234	43%	3,499	2,395	46%
Services & other	8,543	8,181	4%	16,338	16,221	1%
Maintenance	2,175	1,990	9%	4,156	3,952	5%
Total Cost of Revenues	12,481	11,405	9%	23,993	22,568	6%

Gross Margin	12,096	15,526	(22%)	25,441	27,681	(8%)

Operating expenses:
Research and development	3,478	2,928	19%	6,852	5,745	19%
Less: capitalized development	(668)	(924)	(28%)	(846)	(1,641)	(48%)
Sales and marketing	4,574	5,018	(9%)	9,218	9,412	(2%)
General and administrative	3,161	3,071	3%	6,376	6,224	2%
Provision for doubtful accounts	65	(84)	nm	107	(84)	nm
Amortization of acquisition-related intangibles	107	125	(14%)	192	250	(23%)

Total Operating Expenses	10,717	10,134	6%	21,899	19,906	10%

Operating Earnings	1,379	5,392	(74%)	3,542	7,775	(54%)
Interest Income & Other, Net	489	417	17%	795	461	72%
Earnings Before Income Taxes	1,868	5,809	(68%)	4,337	8,236	(47%)
Income Tax Expense	693	2,116	(67%)	1,628	2,950	(45%)
Net Earnings	$1,175	$3,693	(68%)	$2,709	$5,286	(49%)
Earnings per common share: (1)
Basic	$0.04	$0.13	(69%)	$0.10	$0.19	(47%)
Diluted	$0.04	$0.13	(69%)	$0.09	$0.19	(53%)

Weighted average number of common shares outstanding:
Basic	28,270	27,448		28,252	27,406
Diluted	28,586	27,874		28,595	27,841

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2014	2013	Pct Chg.	2014	2013	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$1,175	$3,693	(68%)	$2,709	$5,286	(49%)
Income tax expense	693	2,116	(67%)	1,628	2,950	(45%)
Interest Income & Other, Net	(489)	(417)	17%	(795)	(461)	72%
Amortization of intangibles	1,161	171	579%	2,260	939	141%
Depreciation	295	262	13%	579	523	11%
EBITDA (earnings before interest, taxes, depreciation and amortization)	2,835	5,825	(51%)	6,381	9,237	(31%)

Stock-based compensation	390	362	8%	794	700	13%
Adjusted EBITDA	$3,225	$6,187	(48%)	$7,175	$9,937	(28%)

EBITDA , as a percentage of revenues	12%	22%		13%	18%

Adjusted EBITDA , as a percentage of revenues	13%	23%		15%	20%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2014	2013	Pct Chg.	2014	2013	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$1,175	$3,693	(68%)	$2,709	$5,286	(49%)
Mid Retail Loss (2)	377	-	nm	562	-	nm
Amortization of TMS and Optiant acquisition-related intangibles (2)	25	79	(68%)	50	161	(69%)
Stock-based compensation (2)	245	230	7%	496	449	10%
Adjusted Net Earnings	$1,822	$4,002	(54%)	$3,817	$5,896	(35%)

Adjusted non-GAAP diluted earnings per share	$0.06	$0.14	(57%)	$0.13	$0.21	(38%)
(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.04 and $0.10 for the three and six months ended October 31, 2014, respectively. Diluted per share for Class B shares under the two-class method are $0.13 and $0.19 for the three and six months ended October 31, 2013, respectively.

(2) - Tax affected using the effective tax rate for the three and six months period ended October 31, 2014 and 2013.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	October 31,	April 30,
	2014	2014

Cash and Short-term Investments	$56,181	$70,599
Accounts Receivable:
Billed	13,555	15,422
Unbilled	2,923	3,234
Total Accounts Receivable, net	16,478	18,656
Prepaids & Other	4,068	2,953
Income Tax Receivable	852	1,139
Current Assets	77,579	93,347

Investments - Non-current	13,301	8,975

PP&E, net	3,366	3,681
Capitalized Software, net	9,785	10,732
Goodwill	18,749	13,819
Other Intangibles, net	3,259	534
Other Non-current Assets	622	132
Total Assets	$126,661	$131,220

Accounts Payable	$602	$1,382
Accrued Compensation and Related costs	2,291	3,532
Dividend Payable	2,825	2,822
Other Current Liabilities	2,329	2,735
Deferred Tax Liability - Current	559	418
Deferred Revenues - Current	23,993	23,638
Current Liabilities	32,599	34,527

Deferred Revenues - Non-current	480	670
Deferred Tax Liability - Non-current	1,437	1,936
Other Long-term Liabilities	1,835	1,527
Long-term Liabilities	3,752	4,133

Total Liabilities	36,351	38,660

Shareholders' Equity	90,310	92,560

Total Liabilities & Shareholders' Equity	$126,661	$131,220

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Six Months Ended,
	October 31,
	2014	2013

Net cash (used in) provided by operating activities	$(262)	$9,636

Capitalized computer software development costs	(846)	(1,641)
Purchases of property and equipment, net of disposals	(232)	(155)
Proceeds from maturities of investments	-	225
Purchase of business, net of cash acquired	(7,909)	(1,191)

Net cash used in investing activities	(8,987)	(2,762)

Dividends paid	(5,648)	-
Repurchase of common stock	(780)	-
Payment for accrued acquisition consideration	(200)	-
Excess tax benefits from stock based compensation	78	68
Proceeds from exercise of stock options	597	1,120

Net cash (used in) provided by financing activities	(5,953)	1,188

Net change in cash and cash equivalents	(15,202)	8,062
Cash and cash equivalents at beginning of period	55,803	41,164

Cash and cash equivalents at end of period	$40,601	$49,226

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer